Exhibit No. 99.1

Questar today said drilling results and initial production from new wells in its expanding Pinedale Anticline drilling program in western Wyoming confirm and could enhance earlier estimates of the area's productive potential.

The company today released additional information about nine wells that were drilled by Questar Exploration and Production (QEP) and Wexpro. Five of the nine wells were completed with initial flow rates ranging from 7.5 million cubic feet per day (MMcf/d) to 10.2 MMcf/d. The wells were fracture stimulated in between six and 11 intervals, and the flow rates reflected only completed intervals. A sixth well was completed in only two fracture-stimulated intervals due to government winter restrictions and had an initial daily flow rate of 2.6 MMcf/d. Four of the six completed wells are currently producing into the pipeline, and two others will have initial sales within a week.

"The drilling results and initial production from these new wells are in line with our expectations for the area, and early indications of higher-than-expected pressures in all or a portion of the area could increase the productive potential, " said Don Cash, Questar chairman, president and CEO.

Cash also said the current drilling and testing program on Questar's acreage tends to confirm estimates of an average reserve potential of 5 to 6 billion cubic feet equivalent per well over a broad area of the structure. He said "bottom hole" pressures in two of the recently completed wells indicate pressures in excess of 10,000 pounds per square inch (psi) at a depth of 13,000 feet, higher than previous estimates.

QEP and Wexpro have an approximate 60 percent average working interest in 14,800 gross acres in the Mesa Area of the Pinedale
Anticline. The companies project between 135 and 150 Lance formation wells based on current 80-acre spacing requirements, and double that number if 40-acre spacing is determined to be appropriate.

Questar estimates that gross production on Dec. 31, 2000, from 14 company-operated Pinedale wells will be about 26 MMcf of natural gas and 45 barrels of oil per day. The company said some flow rates are constrained in the near-term by the capacity of surface production facilities. The company said QEP has pre-sold its Pinedale production through February 2001 at an average price of $7.50 per Mcf (after gathering charges). At that price, according to the company, the wells would pay out drilling and completion costs in about four months.

Questar anticipates that its U.S. amortization rate will decrease from $.77 per Mcf to $.73 as the result of the Pinedale reserve additions and the recent sale of 290 producing properties in Oklahoma and Texas. (The amortization rate is the total cost of buying leases, drilling wells and acquiring producing properties, divided by the total value of reserves.)